As filed with the Securities and Exchange Commission on March 13, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLEETCOR TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	72-1074903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5445 Triangle Parkway, Suite 400

Norcross, Georgia 30092-2575

(770) 449-0479

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Sean Bowen

Senior Vice President and General Counsel

5445 Triangle Parkway, Suite 400

Norcross, Georgia 30092-2575

(770) 449-0479

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jon R. Harris, Jr., Esq.

Alan J. Prince, Esq.

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 572-4600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/Proposed Maximum Offering Price Per Unit/Proposed Maximum Aggregate Offering Price/Amount of Registration Fee (1) (2)
Common stock, $0.001 par value per share

(1)	An unspecified amount of common stock is being registered as may from time to time be sold at unspecified prices.
(2)	The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee.

PROSPECTUS

Common Stock

The selling stockholders to be named in a prospectus supplement may offer and sell shares of the common stock of FleetCor Technologies, Inc. from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholders. The specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Investing in our common stock involves risks. See the section entitled “Risk Factors” on page 3 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Our common stock is listed on the New York Stock Exchange under the symbol “FLT.” The last reported sale price of our common stock on the New York Stock Exchange on March 12, 2012 was $37.20 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 13, 2012.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this process, selling stockholders may offer shares of our common stock in one or more offerings or resales.

This prospectus provides you with a general description of the common stock selling stockholders may offer. Each time selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

In this prospectus, unless indicated otherwise or the context otherwise requires, “we,” “us,” “our” and “FleetCor” refer to FleetCor Technologies, Inc., the issuer of the common stock, and its subsidiaries.

We have not authorized anyone to give you any information or to make any representations about our common stock or any offers by our selling stockholders, other than those contained in this prospectus, applicable prospectus supplements or any free writing prospectus prepared by us. You should only rely on information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any free writing prospectus. This prospectus is not an offer to sell anywhere or to anyone where or to whom the selling stockholders are not permitted to offer to sell securities under applicable law.

You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. You can read our SEC filings, including the registration statement and all filed exhibits and schedules thereto, over the Internet at the SEC’s website at www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our SEC filings are also available in the investor relations portion of our website at investor.fleetcor.com. The information on, or accessible through, our website is not part of this prospectus unless specifically incorporated by reference herein.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2011;

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(b)	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2011 (excluding those portions that were not incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010);

(c)	Current Reports on Form 8-K filed on February 8, 2012 and March 13, 2012 and Current Report on Form 8-K/A filed on February 27, 2012; and

(d)	The description of our common stock, $0.001 par value per share, set forth in the registration statement on Form 8-A filed with the SEC on December 10, 2010, including any amendment or report filed with the SEC for the purpose of updating this description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

FleetCor Technologies, Inc.

Attention: General Counsel

5445 Triangle Parkway, Suite 400

Norcross, Georgia 30092-2575

(770) 449-0479

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PROSPECTUS SUMMARY

The following summary does not contain all the information that may be important to purchasers of our common stock. You should carefully read the entire prospectus and the financial statements, notes to financial statements and other information incorporated by reference in this prospectus before making any investment decision.

Our Company

FleetCor is a leading independent global provider of specialized payment products and services to businesses, commercial fleets, major oil companies, petroleum marketers and government entities in countries throughout North America, Latin America and Europe. Our payment programs enable our customers to better manage and control employee spending and provide card-accepting merchants with a high volume customer base that can increase their sales and customer loyalty. In 2011, we processed more than 215 million transactions on our proprietary networks and third-party networks. We believe that our size and scale, geographic reach, advanced technology and our expansive suite of products, services, brands and proprietary networks contribute to our leading industry position.

We provide our payment products and services in a variety of combinations to create customized payment solutions for our customers and partners. In order to deliver our payment programs and services and process transactions, we own and operate proprietary “closed-loop” networks through which we electronically connect to merchants and capture, analyze and report customized information. We also use third-party networks to deliver our payment programs and services in order to broaden our card acceptance and use. To support our payment products, we also provide a range of services, such as issuing and processing, as well as specialized information services that provide our customers with value-added functionality and data. Our customers can use this data to track important business productivity metrics, combat fraud and employee misuse, streamline expense administration and lower overall fleet operating costs.

We market our payment products directly to a broad range of commercial fleet customers, including vehicle fleets of all sizes and government fleets. Among these customers, we provide our products and services predominantly to small and medium commercial fleets. We believe these fleets represent an attractive segment of the global commercial fleet market given their relatively high use of less efficient payment products, such as cash and general purpose credit cards. We also manage commercial fleet card programs for major oil companies, such as British Petroleum (including its subsidiary Arco), Chevron and Citgo, and over 800 petroleum marketers.

These companies collectively maintain hundreds of thousands of end-customer relationships with commercial fleets. We refer to these major oil companies and petroleum marketers with whom we have strategic relationships as our “partners.”

Our Products and Services

We sell a range of customized fleet and lodging payment programs directly and indirectly through partners, such as major oil companies and petroleum marketers. We provide our customers with various card products that typically function like a charge card to purchase fuel, lodging and related products and services at participating locations. We support these cards with specialized issuing, processing and information services that enable us to manage card accounts, facilitate the routing, authorization, clearing and settlement of transactions, and provide value-added functionality and data including customizable card-level controls and productivity analysis tools. Depending on our customer’s and partner’s needs, we provide these services in a variety of outsourced solutions ranging from a comprehensive “end-to-end” solution (encompassing issuing, processing and network services) to limited back office processing services. In addition, we offer a telematics solution in Europe that combines global positioning, satellite tracking and other wireless technology to allow fleet operators to monitor the capacity utilization and movement of their vehicles and drivers. Furthermore, we offer prepaid fuel and food vouchers and cards in Mexico that may be used as a form of payment in restaurants, grocery stores and gas stations. Approximately 10.4% of our revenue during the year ended December 31, 2011 came from our lodging and telematics products.

Corporate Information

FleetCor’s predecessor company was organized in the United States in 1986. Our principal executive offices are located at 5445 Triangle Parkway, Suite 400, Norcross, Georgia 30092-2575, and our telephone number at that address is (770) 449-0479. Our website is located at www.fleetcor.com. The information on, or accessible through, our website is not part of this prospectus unless specifically incorporated by reference herein.

RISK FACTORS

An investment in our common stock involves risk. Before investing in our common stock, you should carefully consider the risks described below as well as other factors and information included in or incorporated by reference into this prospectus, including the risk factors set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequently filed SEC reports. Any such risks could materially and adversely affect our business, financial condition or results of operations. However, the selected risks described below and the risks incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our common stock could decline and you may lose all or part of your investment in our company.

Risks Related to this Offering

Any shares offered by this prospectus could result in a substantial amount of previously restricted shares of our common stock becoming unrestricted, which may depress the market price of our common stock.

Any shares of common stock offered by this prospectus were, prior to this offering, subject to the volume limitations and other restrictions of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. The sale by any selling stockholder of the shares of common stock offered by this prospectus will increase the number of shares of our common stock eligible to be traded without regard to such volume limitations and other restrictions and could depress the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated herein by reference are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. In some cases, we have identified such forward-looking statements with typical conditional words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or other comparable terminology.

These forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements are subject to many uncertainties and other variable circumstances, including those discussed in this prospectus under the heading “Risk Factors” and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus, many of which are outside of our control, that could cause our actual results and experience to differ materially from any forward-looking statement. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this prospectus and the documents incorporated herein by reference speak only as of the date they were made. We do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our common stock offered by any selling stockholder.

MARKET PRICE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “FLT.” Shares of our common stock commenced trading on December 15, 2010. On February 29, 2012 there were 82,705,851 shares of our common stock outstanding, held by approximately 76 stockholders of record. On March 12, 2012, the closing price of our common stock was $37.20. The following table sets forth the high and low sales prices per share of our common stock for the periods indicated:

	High Sale Price	Low Sale Price
2012:

First Quarter (through March 12, 2012)	$37.69	$29.81

2011:

Fourth Quarter	$30.40	$25.43

Third Quarter	$30.35	$24.28

Second Quarter	$38.00	$28.78

First Quarter	$35.13	$28.75

2010:

Fourth Quarter (beginning December 15, 2010)	$31.43	$24.50

DIVIDEND POLICY

We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business. We have never declared or paid any dividends on our common stock and do not anticipate paying cash dividends to holders of our common stock in the foreseeable future. In addition, our credit agreement restricts our ability to pay dividends. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and covenants in our existing financing arrangements and any future financing arrangements.

PLAN OF DISTRIBUTION

The selling stockholders may sell the common stock covered by this prospectus from time to time in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The selling stockholders may distribute the common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Each time the selling stockholders offer and sell shares of our common stock covered by this prospectus, we will provide a prospectus supplement that will describe the method of distribution and set forth the terms of the offering, including:

•	the name or names of the selling stockholders and the amounts to be sold by them;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the common stock and the proceeds to the selling stockholders;

•	any over-allotment options under which underwriters may purchase additional common stock from the selling stockholders;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	terms and conditions of the offering;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the common stock may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The selling stockholders may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters, dealers or any other third parties described above may offer and sell the offered common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any common stock, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions described above. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Generally, the underwriters’ or dealers’ obligations to purchase the common stock will be subject to certain conditions precedent. The underwriters or dealers will be obligated to purchase all of the common stock if they purchase any of the common stock, unless otherwise specified in the prospectus supplement. The selling stockholders may use underwriters with whom we or the selling stockholders have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter.

The selling stockholders may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. The selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Agents, dealers and underwriters may be entitled to indemnification by us or by selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

A prospectus supplement may be used for resales from time to time by any holder of our securities that may acquire such shares of common stock upon an in-kind distribution by any existing security holder of all or a portion of such existing security holder’s shares to its limited and general partners. Such selling stockholders may include direct and indirect transferees, pledges, donees and successors of the selling stockholders. Further, a prospectus supplement may be used in connection with sales or resales by any general partner of a selling stockholder in connection with sales by such general partner for cash or subsequent transfers by such general partner to its limited partners of their ratable portion of the shares then owned by such general partner, together with resales of such shares by such limited partners.

Any underwriter may engage in any option to purchase additional securities, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. The option to purchase additional securities involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional securities option to purchase additional shares in the offering described above. The underwriters may close out any covered short position either by exercising their option to purchase additional securities or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the option to purchase additional securities. Naked short sales are short sales in excess of the option to purchase additional securities. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Similar to other purchase transactions, an underwriter’s purchase to cover syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

As a result of the requirements of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross offering proceeds received by the selling stockholders. If more than 5% of the net proceeds of any offering of common stock made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member or any other facts and circumstances relating to the participation of a FINRA member in the offering would give rise to a “conflict of interest” under FINRA rules, the offering will be conducted in accordance with FINRA Rule 5121.

We, the selling stockholders and any underwriters make no representation or prediction as to the effect that the types of transactions described above may have on the price of the shares. If such transactions are commenced, they may be discontinued without notice at any time.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference herein, as well as the relevant portions of the DGCL. References to our certificate of incorporation and bylaws are to our amended and restated certificate of incorporation and our amended and restated bylaws, respectively.

Common Stock

General. As of February 29, 2012, there were 82,705,851 shares of our common stock outstanding, par value $0.001 per share, and approximately 76 stockholders of record. Our certificate of incorporation authorizes the issuance of 475,000,000 shares of our common stock.

Voting rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Unless otherwise required by law, matters submitted to a vote of our stockholders require the approval of a majority of votes cast by stockholders represented in person or by proxy and entitled to vote on such matter, except that directors are elected by a plurality of votes cast. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they so choose.

Dividend rights. Holders of common stock will be entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose subject to any preferential dividend rights of any then outstanding preferred stock. Our ability to pay dividends is limited by covenants in our credit facilities.

Other matters. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and subject to any other distribution rights granted to holders of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation permits our board of directors to issue up to 25,000,000 shares of preferred stock from time to time in one or more classes or series. The board also may fix the relative rights and preferences of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any class or series or the designation of the class or series. Terms selected by our board of directors in the future could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock without any further vote or action by the stockholders. As a result, the rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future, which could have the effect of decreasing the market price of our common stock.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

The provisions of the DGCL and our certificate of incorporation and bylaws could have the effect of discouraging others from attempting an unsolicited offer to acquire our company. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Election and removal of directors. Our board of directors is divided into three classes. Each class of directors is elected for a three-year term. Our directors may be removed only by the affirmative vote of at least 66   2/3% of our then outstanding common stock and only for cause. This system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of our directors.

Authorized but unissued shares. The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder action; advance notification of stockholder nominations and proposals. Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also requires that special meetings of stockholders be called only by a majority of our board of directors. In addition, our bylaws provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior to nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying changes in control of our management, which could depress the market price of our common stock.

Amendment of certain provisions in our organizational documents. The amendment of any of the above provisions would require approval by holders of at least 66   2/3% of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class.

No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation expressly prohibits cumulative voting.

Delaware anti-takeover law. Our certificate of incorporation provides that Section 203 of the DGCL, an anti-takeover law, applies to us. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

Limitation of Liability and Indemnification

Our certificate of incorporation provides that no director will be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our bylaws also provide that we will, to the fullest extent permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding or arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise. We may, by action of our board of directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

Registration Rights

Pursuant to the terms of a sixth amended and restated registration rights agreement, as amended, certain holders of our common stock are entitled to rights with respect to the registration of their shares (to the extent such rights have not expired) under the Securities Act, as described below.

Demand registration rights. At the written request of certain stockholders, we must give notice to all holders of our common stock with registration rights, who would have 30 days to request inclusion in the offering, file a registration statement and use our best efforts to register all shares timely requested to be registered. Certain stockholders have two such demand registration rights and certain other stockholders have one such demand registration right. We are generally not obligated to effect a registration during the 120-day period subsequent to our filing a registration statement pursuant to these demand registration rights. We may postpone the filing of a registration statement for up to 90 days twice in a 12-month period, but not more than 120 consecutive days, if we have plans to engage in a registered public offering and our board of directors determines in good faith that such offering would be adversely affected by the requested registration.

Piggyback registration rights. If we register any of our securities for public sale, we must give notice to all holders of our common stock with registration rights, who would have 20 days to request inclusion in the offering, and use our best efforts to cause to be registered shares held by our stockholders with registration rights that request to include their shares in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans or a corporate reorganization. The managing underwriter of any underwritten public offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders.

Form S-3 registration rights. The holders of registration rights can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3, upon which request we must give notice to all holders of our common stock with registration rights, who would have 20 days to request inclusion in the offering. We are required to file no more than one registration statement on Form S-3 upon exercise of these rights per six-month period and we are not required to honor registration requests if the aggregate market value of securities registered would be less than $10 million.

Registration expenses. We will pay all expenses incurred in connection with each of the registrations described above, except for underwriters’ discounts and selling commissions. In addition, we will pay the reasonable fees and disbursements of one counsel for the stockholders participating in such registration.

Indemnification. We have agreed, subject to certain exceptions, to indemnify against liabilities resulting from the offerings described above, each selling stockholder that is exercising its registration rights. In addition, we have agreed that, in order to provide for just and equitable contribution to joint liability, if indemnification is not available to such parties, FleetCor and such parties will each contribute to any liability based on the proportion that the price of the shares sold by them relates to the aggregate offering price, subject to certain exceptions.

Expiration of registration rights. The registration rights described above will terminate with respect to a particular stockholder to the extent the shares held by and issuable to such holder may be sold without registration under the Securities Act in the manner and quantity proposed to be sold.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by our counsel, King & Spalding LLP.

EXPERTS

The consolidated financial statements of FleetCor Technologies, Inc. and subsidiaries at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The carve out financial statements of Allstar Business Solutions Limited, Card Payment Services Division as of and for the year ended December 31, 2010 incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed on February 27, 2012 have been included herein in reliance upon the report of Mazars LLP, an independent auditor, and upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offerings described in this Registration Statement:

Securities and Exchange Commission Registration Fee	*

FINRA Filing Fee	**

Registrar and Transfer Agent’s Fees and Expenses	**

Printing and Engraving Expenses	**

Accounting Fees and Expenses	**

Legal Fees and Expenses	**

Miscellaneous Expenses	**

Total	**

*	We are registering an indeterminate amount of securities under this Registration Statement and in accordance with Rule 456(b) and 457(r), we are deferring payment of any registration fee until the time the securities are sold under this Registration Statement.
**	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

FleetCor Technologies, Inc. is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of a corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 15, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). FleetCor may, in its discretion, similarly indemnify its employees and agents.

The amended and restated certificate of incorporation and amended and restated bylaws of FleetCor provide that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, FleetCor will indemnify any and all persons whom it has the power to indemnify from and against any and all of the expenses, liabilities or other maters referred to in Section 145 of the DGCL. In addition, the amended and restated certificate of incorporation of FleetCor relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

FleetCor has entered into indemnification agreements with its directors and officers to provide such officers and directors with additional contractual assurances regarding the scope of their indemnification. FleetCor also maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

In addition, FleetCor has agreed, subject to certain exceptions, pursuant to the sixth amended and restated registration rights agreement, as amended, to indemnify against liabilities resulting from certain offerings, each selling stockholder that is a party to such agreement.

Item 16.	Exhibits.

The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-3 and are numbered in accordance with Item 601 of Regulation S-K.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on March 13, 2012.

FleetCor Technologies, Inc.

By:	/s/ Ronald F. Clarke
Ronald F. Clarke
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of FleetCor Technologies, Inc. hereby constitutes and appoints Ronald F. Clarke and Eric R. Dey and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement of FleetCor Technologies, Inc. on Form S-3, and any and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ Ronald F. Clarke	Chief Executive Officer and Director (Principal Executive Officer)
Ronald F. Clarke

/s/ Eric R. Dey	Chief Financial Officer
Eric R. Dey	(Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew B. Balson	Director
Andrew B. Balson

/s/ John R. Carroll	Director
John R. Carroll

/s/ Bruce R. Evans	Director
Bruce R. Evans

/s/ Mark A. Johnson	Director
Mark A. Johnson

/s/ Richard Macchia	Director
Richard Macchia

/s/ Glenn W. Marschel	Director
Glenn W. Marschel

/s/ Steven T. Stull	Director
Steven T. Stull

INDEX TO EXHIBITS

Exhibit No.

1.1*	Form of Underwriting Agreement.

2.1	Stock Purchase Agreement, dated as of April 1, 2009, among FleetCor Technologies Operating Company, LLC, CLC Group, Inc., and the entities and individuals identified on the signature pages thereto (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the registrant’s Registration Statement on Form S-1, filed on May 20, 2010).

2.2	Share Purchase Agreement among Arval UK Group Limited, FleetCor UK Acquisition Limited and FleetCor Technologies, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K, filed on December 13, 2011).

3.1	Amended and Restated Certificate of Incorporation of FleetCor Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2010).

3.2	Amended and Restated Bylaws of FleetCor Technologies, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2010).

4.1	Form of Stock Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the registrant’s Registration Statement on Form S-1, filed on June 29, 2010).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of King & Spalding LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	Consent of Mazars LLP.

24.1	Powers of Attorney (included on signature page).

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein if the common stock is sold through one or more underwriters.